Exhibit 10.4

Amendment No. 2 to Securities Purchase Agreement

This Amendment No. 2 to Securities Purchase Agreement (this “Amendment”) is dated as of August 28, 2026, and is entered into by and between Mobix Labs, Inc., a Delaware corporation (the “Company”), and Kips Bay Select LP, a limited partnership organized under the laws of the State of Delaware (the “Purchaser”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement, dated as of May 19, 2026, between the Company and the Purchaser, as amended by that certain Amendment No. 1 to Securities Purchase Agreement dated as of June 18, 2026 (as so amended, the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, at the Closing on May 19, 2026, the Company issued and sold to the Purchaser 2,000 shares of the Company’s Series A 10% Convertible Preferred Stock and a Warrant to purchase 6,000 shares of such preferred stock; and

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, 1,000 additional shares of Series A 10% Convertible Preferred Stock, together with a new Warrant to purchase 6,000 shares of such preferred stock, at a second closing on the terms set forth herein.

WHEREAS, the Company and the Purchaser also desire to extend the deadline by which the Company is required to hold the stockholder meeting contemplated by Section 4.13(c) of the Purchase Agreement, and to provide for the related waiver and extension fee set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1. Second Closing. On the date hereof (the “Second Closing Date”), upon the terms and subject to the conditions of the Purchase Agreement as amended hereby, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase, 1,000 shares of the Company’s Series A 10% Convertible Preferred Stock, having an aggregate stated value of $1,200,000 (the “Second Closing Shares”), for an aggregate subscription amount of $1,000,000 (the “Second Subscription Amount”). The Second Subscription Amount shall be paid at the Second Closing by wire transfer as set forth in the Flow of Funds Memorandum delivered at the Second Closing, net of $25,000 to be withheld by the Purchaser and applied to the Purchaser’s legal fees.

2. Second Warrant. At the Second Closing, the Company shall issue and deliver to the Purchaser a Warrant to purchase 6,000 shares of Series A 10% Convertible Preferred Stock, in the form attached hereto as Exhibit A (the “Second Warrant”). The Warrant issued at the Closing remains outstanding and unchanged, and nothing in this Amendment amends, restates, or otherwise modifies such Warrant.

3. Status Under Transaction Documents. The Second Closing Shares constitute “Preferred Shares” and “Securities,” the Second Warrant constitutes a “Warrant” and a “Security,” and the shares of preferred stock issuable upon exercise of the Second Warrant constitute “Warrant Shares,” in each case for all purposes under the Purchase Agreement and the other Transaction Documents; provided that the Termination Date, the Exercise Price, and all other date-dependent terms of the Second Warrant shall be determined solely by reference to the Second Warrant. The Second Closing Shares shall have the rights, preferences and privileges set forth in the Certificate of Designation.

4. Deliveries. At the Second Closing, the Company shall make the deliveries set forth in Section 2.2(a) of the Purchase Agreement with respect to the Second Closing Shares and the Second Warrant, with the evidence of issuance reflecting an aggregate stated value of $1,200,000, other than the delivery described in Section 2.2(a)(vi), which was satisfied by the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and the Purchaser shall make the deliveries set forth in Section 2.2(b) of the Purchase Agreement with respect to the Second Closing, including payment of the Second Subscription Amount.

5. Representations and Warranties. The Company hereby makes each of the representations and warranties set forth in Section 3.1 of the Purchase Agreement as of the Second Closing Date (except for representations and warranties that speak as of a specific date, which are made as of such date), as qualified by the Disclosure Schedules delivered at the Closing and the matters disclosed in the Company’s filings with the Commission since the Closing Date; provided that the representation in Section 3.1(h) of the Purchase Agreement, as so remade, is qualified by the timing of the filing of the Company’s most recent Quarterly Report on Form 10-Q, as publicly disclosed in the Company’s filings with the Commission. The Purchaser hereby makes each of the representations and warranties set forth in Section 3.2 of the Purchase Agreement as of the Second Closing Date.

6. Stockholder Approval. The covenants set forth in Section 4.13 of the Purchase Agreement apply equally to the issuance of all shares of Common Stock issuable in respect of the Second Closing Shares, the Second Warrant, and the Warrant Shares issuable thereunder, and the deadline for the meeting of stockholders under Section 4.13(c) of the Purchase Agreement with respect to such issuances shall be September 14, 2026.

7. Registration Rights. Concurrently with this Amendment, the Company and the Purchaser are entering into Amendment No. 2 to Registration Rights Agreement, providing for the registration of the shares of Common Stock issuable in respect of the Second Closing Shares and the Warrant Shares issuable under the Second Warrant.

8. Transfer Agent Reserve. Promptly following the Second Closing, and in any event within two (2) Business Days, the Company shall deliver written instructions to its transfer agent pursuant to Section 4.13(d) of the Purchase Agreement increasing the reserved shares of Common Stock to reflect the Second Closing Shares and the Second Warrant, and shall deliver to the Purchaser confirmation from the transfer agent of such increase.

9. Extension of Stockholder Meeting Deadline. The deadline by which the Company is required to hold the stockholder meeting contemplated by Section 4.13(c) of the Purchase Agreement is hereby extended to September 14, 2026. All other provisions of Section 4.13 of the Purchase Agreement remain in full force and effect.

10. Waiver. The Purchaser hereby waives, solely with respect to the period through the date of this Amendment, any remedy arising from any failure to hold the stockholder meeting contemplated by Section 4.13(c) of the Purchase Agreement on or prior to August 3, 2026, and the Company and the Purchaser acknowledge and agree that no such failure shall constitute a breach of, a default under, or a Triggering Event under, any Transaction Document. The waiver set forth in this Section is expressly conditioned on the Company’s issuance of the Extension Shares when and as required by the following Section. If the Company fails to issue any Extension Shares when and as so required, the waiver set forth in this Section shall be void from the outset and of no force or effect, and the Purchaser shall retain all rights and remedies with respect to the matters described in this Section.

11. Extension Fee. In consideration of the Purchaser’s entry into this Amendment and the extensions and accommodations provided herein, the Company shall issue to the Purchaser shares of the Company’s Class A common stock (the “Extension Shares”) having an aggregate value of $960,000 (the “Extension Fee”), with the number of Extension Shares determined by dividing the Extension Fee by $1.15 per share, which is greater than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)), which the parties agree is $1.1400 (the lower of (i) the closing price of the Common Stock on Nasdaq on the Trading Day immediately preceding the date of this Amendment and (ii) the average closing price of the Common Stock on Nasdaq for the five (5) Trading Days immediately preceding the date of this Amendment), resulting in 834,782 Extension Shares. The Extension Shares shall be issued to the Purchaser in one or more issuances, at such times and in such amounts as the Purchaser may elect in its sole discretion. Notwithstanding the foregoing, no Extension Shares shall be issued to the extent that the issuance would cause the Purchaser to beneficially own Common Stock in excess of the Beneficial Ownership Limitation set forth in, and determined in accordance with, Section 6(d) of the Certificate of Designation; and any Extension Shares not issuable by reason of the foregoing shall be held in abeyance for the Purchaser and issued, without further consideration, at such later time or times as, and only to the extent that, the issuance would not cause the Purchaser to exceed the Beneficial Ownership Limitation. When issued in accordance with this Amendment, the Extension Shares shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Liens imposed by the Company (other than restrictions on transfer arising under applicable securities laws). The Extension Shares are fully earned upon execution of this Amendment and are non-refundable. The Extension Shares shall constitute Registrable Securities for all purposes under the Registration Rights Agreement, and the Company shall include the Extension Shares for registration under the Securities Act at the same time, and on the same terms, as it registers the other Registrable Securities held by the Purchaser as required under the Transaction Documents.

12. No Other Amendment; Ratification. Except as expressly amended hereby, the Purchase Agreement remains in full force and effect and is hereby ratified and confirmed. This Amendment is a Transaction Document. The provisions of Article V of the Purchase Agreement, including Section 5.5 (Amendments; Waivers) and Section 5.9 (governing law, jurisdiction, and related matters), apply to this Amendment mutatis mutandis. This Amendment may be executed in counterparts (including by electronic or DocuSign signature), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President, CFO and Acting General Counsel

PURCHASER:

KIPS BAY SELECT LP

By:	/s/ John Miller
Name:	John Miller
Title:	Authorized Signatory

Exhibit A — Form of Second Warrant

(See attached)